Exhibit 99.1

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568 Telephone 770/813-9200

FOR IMMEDIATE RELEASE
Wednesday, April 28, 2004

CONTACT:	Molly Dye Vice President, Corporate Relations (770) 813-6044	or	Andy Beck Senior Vice President and Chief Financial Officer (770) 813-6083

AGCO REPORTS FIRST QUARTER RESULTS
Earnings Growth and Valtra Acquisition Highlight Results

     DULUTH, GA – April 28 – AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported adjusted net income, excluding restructuring expenses and restricted stock compensation, of $0.27 per share for the first quarter ended March 31, 2004. For the first three months of 2003, AGCO reported adjusted net income, excluding restructuring expenses and restricted stock compensation, of $0.23 per share. Reported earnings per share including all items was $0.33 per share for the first quarter ended March 31, 2004 compared to $0.17 per share for the same period in 2003. Net sales for the first quarter of 2004 were $1.1 billion, an increase of 47% over the comparable period in 2003.

     “Our first quarter results were better than expected primarily as a result of a strong performance in our South America operations,” stated Robert J. Ratliff, Chairman of the Board. “In addition, our quarterly results include the newly acquired Valtra tractor and diesel engine business. We welcome this fine organization into the AGCO system. Overall, we are pleased with our performance to date and continue to forecast improved earnings and cash flow in 2004.”

     First Quarter Results

     For the first quarter of 2004, AGCO reported net sales of $1,115.7 million and net income of $25.0 million, or $0.33 per share. Adjusted net income, excluding restructuring expenses and restricted stock compensation, was $20.7 million, or $0.27 per share. For the first quarter of 2003, AGCO reported net sales of $757.2 million and net income of $12.5 million, or $0.17 per share. Adjusted net income, excluding restructuring expenses and restricted stock compensation, in 2003 was $17.1 million, or $0.23 per share.

The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended March 31, 2004 and 2003:

	2004			2003
	(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income	Share	Income	Income	Share
As adjusted	$57.9	$20.7	$0.27	$45.0	$17.1	$0.23
Restructuring and other infrequent (income) expenses (1)	(6.6)	(4.6)	(0.06)	7.0	4.5	0.06
Restricted stock compensation (1)	0.3	0.3	—	0.1	0.1	—

As reported	$64.2	$25.0	$0.33	$37.9	$12.5	$0.17

(1)	Net income and earnings per share amounts are after tax

     The restructuring and other infrequent (income) expenses recorded in the first quarter of 2004 relate primarily to the gain on the sale of the Company’s Coventry, England facility, which occurred in January 2004. The land, buildings and improvements were sold for approximately $41 million, of which $34.4 million was received in the first quarter of 2004, with the balance to be received in the first quarter of 2005. The restructuring and other infrequent expenses in the first quarter of 2003 relate primarily to the closure of the Coventry facility as well as other rationalization plans.

     AGCO’s net sales for the first quarter increased 47% primarily due to the acquisition of Valtra in January 2004, higher sales in South America, and positive currency translation impacts. Excluding Valtra, which generated net sales of approximately $225.2 million in the first quarter, the consolidation of the GIMA transmission joint venture and the impact of currency translation, net sales increased approximately 4% in 2004 over 2003. Adjusted operating income improved to $57.9 million in the first quarter of 2004 compared to $45.0 million in 2003, primarily resulting from the contribution of Valtra and increases in South America. Operating income in AGCO’s South America operations increased as a result of the addition of Valtra as well as sales growth and margin improvements aided by strong market conditions in the region. In Europe/Africa/Middle East, operating income was slightly lower than the prior year due to weaker first quarter market conditions and unfavorable sales mix which negatively impacted margins. In North America, AGCO’s retail sales activity improved in 2004 due to stronger market conditions. Operating income in North America was lower than 2003 resulting from the timing of wholesale deliveries to dealers compared to 2003 and the unfavorable margin impact of the strong Euro on products sourced from European production facilities. AGCO’s Asia/Pacific region reported higher operating income in 2004 resulting from improved market conditions in key markets. Adjusted operating income was also negatively impacted by additional non-cash amortization of purchased intangibles resulting from the Valtra acquisition. Reported operating income and net income also improved in the first quarter of 2004 compared to 2003 from lower restructuring and other infrequent expenses in 2004 and the gain recorded related to the sale of the Coventry facility.

     Regional Market Results

     North America – Industry unit retail sales of tractors for the first quarter of 2004 increased approximately 19% over the comparable prior year period resulting from increases in all tractor segments. Industry unit retail sales of combines were approximately 6% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher in the first quarter of 2004 over 2003.

     Western Europe – Industry unit retail sales of tractors for the first quarter of 2004 decreased approximately 5% over the comparable prior period. Results were unfavorable with moderate increases in the United Kingdom offset by declines in Germany, France, Scandinavia, Spain and Italy. Including the impact of Valtra sales in both periods, AGCO’s unit retail sales for the first quarter of 2004 increased slightly when compared to the prior year period.

     South America – Industry unit retail sales of tractors in the first quarter of 2004 increased approximately 25% over the prior year. Tractor demand increased moderately in the large market of Brazil with more significant increases in Argentina and other South American markets. Industry retail sales of combines for the first quarter were 62% higher than the prior year, with significant increases in both Brazil and Argentina. Including the impact of Valtra sales in both periods, AGCO’s South American unit retail sales of tractors and combines also increased significantly in the first quarter of 2004 compared to the same period in 2003.

     Rest of World Markets – Outside of North America, Western Europe and South America, AGCO’s net sales for the first quarter of 2004, excluding Valtra, were below the prior year primarily due to lower sales in the Middle East.

     “In general, high commodity prices and improving farm income has generated stronger retail activity in North and South America in 2004,” stated Mr. Ratliff. “In Europe, the market results for the first quarter reflect the continued effects of the drought which occurred in 2003. AGCO’s positive retail sales performance in the first quarter reflects the favorable customer response to our new products introduced in 2004.”

     Valtra Acquisition Completed

     On January 5, 2004, AGCO acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for €600.6 million, net of cash acquired of approximately €21.4 million (or approximately $755.9 million, net), subject to customary closing adjustments. Valtra is a market leader for tractors in the Nordic region of Europe and has a strong presence in the Latin America tractor market. Valtra also produces off-road diesel engines, sold under the SisuDiesel name. The Valtra acquisition provides several strategic and financial opportunities to AGCO including access to Valtra’s customer base and a quality source of engines. In addition, AGCO plans to benefit from the combination of both companies’ technology, supply, production and distribution capabilities. “We believe Valtra will complement our other strategies to improve the long-term competitiveness and profitability of AGCO,” stated Mr. Ratliff.

     Equity and Debt Offerings Completed

     On April 7, 2004, AGCO sold 14,720,000 shares of its common stock in an underwritten public offering and received net proceeds of approximately $300 million. AGCO used the net proceeds to repay a $100.0 million interim bridge loan facility, to repay borrowings under its credit facilities, and to pay offering related fees and expenses. On April 23, 2004, AGCO completed an offering of €200.0 million of 6 7/8% senior subordinated notes, and received net proceeds of approximately $234 million. AGCO will use the net proceeds of the offering and available cash to redeem its $250.0 million 8½% senior subordinated notes on May 24, 2004.

     “We are pleased to complete the permanent financing plan for the Valtra acquisition and the favorable refinancing of our existing subordinated debt issue,” stated Mr. Ratliff. “These financings provide AGCO with a well-balanced capital structure and significant currency and tax benefits.”

     Outlook

     North American industry demand in 2004 is expected to benefit from relatively high commodity prices and improving farm income. In Western Europe, industry demand is expected to continue to be negatively impacted by the effect of unfavorable weather conditions during the first half of 2004, but improve relative to 2003 in the second half of 2004. In South America, industry demand in 2004 is expected to remain strong in Brazil due to high farm income and continued availability of subsidized financing. In addition, continued recovery of industry demand is anticipated in Argentina and other markets outside of Brazil.

     For the full year of 2004, AGCO expects to increase adjusted earnings per share by approximately 25% — 30% over 2003 from the achievement of sales growth and cost reduction initiatives. Adjusted earnings per share in 2003 was $1.25 per share. Reported earnings per share is expected to increase by 60% to 65% due the reduction of restructuring and other infrequent expenses incurred in 2003 related to plant closures. For the second quarter of 2004, AGCO expects to improve adjusted earnings per share by approximately 10% to 20% over 2003. Second quarter earnings are expected to benefit from sales and margin growth offset by one-time costs related to the redemption of AGCO’s 8½% senior subordinated notes. Adjusted earnings per share for the second quarter of 2003 was $0.38 per share. Reported earnings per share for the second quarter is also expected to be higher than 2003 and should approximate adjusted earnings per share.

Safe Harbor Statement

Statements which are not historical facts, including projections of future results, earnings, cashflow, industry demand, restructuring and other infrequent expenses and margin improvement are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

The Company will be hosting a conference call with respect to this earnings announcement at 11:00 a.m. Eastern Time on Wednesday, April 28, 2004. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

     AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, diesel engines, forage, tillage equipment and implements through more than 9,200 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO®, Agco Allis®, AgcoStar®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, LOR*AL®, Massey Ferguson®, New Idea®, RoGator®, SisuDiesel™, Soilteq™, Spra-Coupe®, Sunflower®, TerraGator®, Tye®, Valtra® White™,and Willmar®. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland and Brazil. In 2003, AGCO had net sales of $3.5 billion.

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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$50.3	$147.0
Accounts and notes receivable, net	742.1	553.6
Inventories, net	1,133.4	803.6
Other current assets	186.4	180.3

Total current assets	2,112.2	1,684.5
Property, plant and equipment, net	563.9	434.2
Investment in affiliates	94.9	91.6
Deferred tax assets	149.5	147.5
Other assets	74.8	63.8
Intangible assets, net	236.3	86.1
Goodwill	674.4	331.7

Total assets	$3,906.0	$2,839.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.8	$2.2
Accounts payable	572.3	393.2
Accrued expenses	533.3	490.2
Other current liabilities	42.5	43.5

Total current liabilities	1,154.9	929.1
Long-term debt	1,496.5	711.1
Pensions and postretirement health care benefits	220.6	197.5
Other noncurrent liabilities	127.7	95.6

Total liabilities	2,999.7	1,933.3

Stockholders’ Equity:
Common stock	0.8	0.8
Additional paid-in capital	590.9	590.3
Retained earnings	660.0	635.0
Unearned compensation	(0.4)	(0.5)
Accumulated other comprehensive loss	(345.0)	(319.5)

Total stockholders’ equity	906.3	906.1

Total liabilities and stockholders’ equity	$3,906.0	$2,839.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2004	2003
Net sales	$1,115.7	$757.2
Cost of goods sold	908.0	617.2

Gross profit	207.7	140.0
Selling, general and administrative expenses	119.6	78.7
Engineering expenses	26.2	15.9
Restricted stock compensation expense	0.3	0.1
Restructuring and other infrequent (income) expenses	(6.6)	7.0
Amortization of intangibles	4.0	0.4

Income from operations	64.2	37.9
Interest expense, net	22.8	15.0
Other expense, net	5.1	6.7

Income before income taxes and equity in net earnings of affiliates	36.3	16.2
Income tax provision	16.2	8.1

Income before equity in net earnings of affiliates	20.1	8.1
Equity in net earnings of affiliates	4.9	4.4

Net income	$25.0	$12.5

Net income per common share:
Basic	$0.33	$0.17

Diluted	$0.33	$0.17

Weighted average number of common and common equivalent shares outstanding:
Basic	75.3	75.1

Diluted	75.8	75.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$25.0	$12.5

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	20.9	14.0
Deferred debt issuance cost amortization	2.9	0.8
Amortization of intangibles	4.0	0.4
Restricted stock compensation	0.1	0.1
Equity in net earnings of affiliates, net of cash received	(2.4)	(1.8)
Deferred income tax expense	3.0	0.6
Gain on sale of property, plant and equipment	(7.0)	—
Changes in operating assets and liabilities net of effects from purchase of businesses:
Accounts and notes receivable, net	(26.8)	(84.9)
Inventories, net	(180.0)	(90.6)
Other current and noncurrent assets	(1.4)	(0.5)
Accounts payable	98.8	8.4
Accrued expenses	(36.8)	(54.9)
Other current and noncurrent liabilities	(22.3)	1.3

Total adjustments	(147.0)	(207.1)

Net cash used in operating activities	(122.0)	(194.6)

Cash flows from investing activities:
Purchase of property, plant and equipment	(13.9)	(9.3)
Proceeds from sales of property, plant and equipment	34.7	7.1
(Purchase)/sale of businesses, net of cash acquired	(760.9)	0.2

Net cash used for investing activities	(740.1)	(2.0)

Cash flows from financing activities:
Proceeds from debt obligations, net	780.7	182.2
Payment of debt issuance costs	(16.2)	—
Proceeds from issuance of common stock	0.4	0.1

Net cash provided by financing activities	764.9	182.3

Effect of exchange rate changes on cash and cash equivalents	0.5	1.0

Decrease in cash and cash equivalents	(96.7)	(13.3)
Cash and cash equivalents, beginning of period	147.0	34.3

Cash and cash equivalents, end of period	$50.3	$21.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.	BASIS OF PRESENTATION

     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the “Company” or “AGCO”) included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.

2.	ACQUISITIONS

     On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for €600.6 million, net of approximately €21.4 million cash acquired (approximately $755.9 million, net). The purchase price is subject to final customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer in the Nordic region of Europe and Latin America. The acquisition of Valtra provides the Company with the opportunity to expand its business in significant global markets by utilizing Valtra’s technology and productivity leadership in the agricultural equipment market. The acquired assets and liabilities consist primarily of inventories, accounts receivable, property, plant and equipment, technology, tradenames, trademarks, customer relationships and patents. The results of operations for the Valtra acquisition have been included in the Company’s Condensed Consolidated Financial Statements from the date of acquisition. The Valtra acquisition was accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the Company has allocated the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. This allocation is subject to adjustment and will be completed in 2004. The Company recorded approximately $353.9 million of goodwill and approximately $156.9 million of other identifiable intangible assets such as tradenames, trademarks, technology and related patents, and customer relationship intangibles as part of the purchase price allocation. The Company completed the initial funding of the €600.6 million cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes in December 2003, funds borrowed under the Company’s new revolving credit and term loan facilities which were entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility that also closed on January 5, 2004 (Note 5).

3.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company’s Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

	Write-down
	of Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total
2002 provision	$11.2	$8.3	$18.3	$2.4	$40.2
Less: Non-cash expense	11.2	—	—	—	11.2

Cash expense	—	8.3	18.3	2.4	29.0
2002 cash activity	—	(0.1)	(0.3)	(0.3)	(0.7)

Balances as of December 31, 2002	—	8.2	18.0	2.1	28.3

2003 provision	—	—	10.2	1.8	12.0
2003 cash activity	—	(8.9)	(26.7)	(2.5)	(38.1)
Foreign currency translation	—	1.2	0.5	0.2	1.9

Balances as of December 31, 2003	—	0.5	2.0	1.6	4.1

First quarter 2004 provision	—	—	—	—	—
First quarter 2004 cash activity	—	(0.3)	(0.9)	(0.4)	(1.6)
Foreign currency translation	—	—	0.1	—	0.1

Balances as of March 31, 2004	$—	$0.2	$1.2	$1.2	$2.6

     The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The severance costs relate to the termination of 1,051 employees. As of March 31, 2004, 1,030 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and as a result of those sales, recognized a net gain of approximately $2.0 million. This gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2003. On January 30, 2004, the Company sold the land, buildings and improvements of the Coventry facility for approximately $41 million, and as a result of that sale, recognized a net gain of approximately $6.9 million. This gain has been reflected in “Restructuring and other infrequent expenses in the Company’s Condensed Consolidated Statements of Operations for the quarter ended March 31, 2004. The Company will lease part of the facility back from the buyers for a period of three years, with the ability to exit the lease within two years from the date of the sale. The Company received approximately $34.4 million of the sale proceeds on January 30, 2004, with the remainder to be paid on January 30, 2005. The $2.6 million of restructuring costs accrued at March 31, 2004 are expected to be incurred during 2004.

     In October 2002, the Company applied to the High Court in London, England, for clarification of a provision in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company’s Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company’s position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

     As a result of the High Court’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in “Restructuring and other infrequent expenses”, of approximately $12.4 million to reflect its current estimate of the additional pension liability associated with previous early retirement programs.

     In addition, during 2002 and 2003, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses in total of approximately $4.6 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company’s European engineering and marketing personnel, certain components of the Company’s German manufacturing facilities located in Kempten and Marktoberdorf, Germany, as well as a European combine engineering rationalization that was initiated during 2003. During the first quarter ended March 31, 2004, the Company recorded $0.2 million of restructuring and other infrequent expenses associated with these European rationalization initiatives, as well as $0.1 million related to the closure and consolidation of Valtra’s U.S. and Canadian sales offices into the Company’s existing U.S. and Canadian sales organizations. A total of $3.9 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 200 employees in total. At March 31, 2004, a total of approximately $4.0 million of expenses had been incurred and paid. The remaining accrued balance of $0.9 million as of March 31, 2004 is expected to be incurred during 2004.

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company’s acquired intangible assets are as follows:

	March 31, 2004		December 31, 2003
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amounts	Amortization	Amounts	Amortization
Amortized intangible assets:
Trademarks and tradenames	$32.8	$(2.8)	$31.8	$(2.5)
Customer relationships	74.9	(3.0)	3.5	(1.0)
Patents and technology	46.8	(1.9)	1.1	(0.2)

Total	$154.5	$(7.7)	$36.4	$(3.7)

Unamortized intangible assets:
Trademarks	$89.5		$53.4

     Changes in the carrying amount of goodwill during the three months ended March 31, 2004 are summarized as follows:

	North	South	Europe/Africa/
	America	America	Middle East	Consolidated
Balance as of December 31, 2003	$165.5	$42.3	$123.9	$331.7
Acquisition	—	69.6	284.3	353.9
Foreign currency translation	—	(1.8)	(9.4)	(11.2)

Balance as of March 31, 2004	$165.5	$110.1	$398.8	$674.4

5.	LONG-TERM DEBT

     Long-term debt consisted of the following at March 31, 2004 and December 31, 2003:

	March 31,	December 31,
	2004	2003
Credit facility	$689.8	$—
9½% Senior notes due 2008	250.0	250.0
8½% Senior subordinated notes due 2006	249.4	249.3
1¾% Convertible senior subordinated notes due 2033	201.3	201.3
Bridge loan facility	100.0	—
Other long-term debt	12.8	12.7

	1,503.3	713.3
Less: current portion of long-term debt	(6.8)	(2.2)

Total long-term debt, less current portion	$1,496.5	$711.1

     On January 5, 2004, the Company entered into a new credit facility and borrowed $100.0 million under an interim bridge facility to fund the acquisition of Valtra (Note 2).

     The Company’s new credit facility provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million U.S. dollar denominated term loan and a €120.0 million (or approximately $150.0 million) Euro denominated term loan. The revolving credit facility will mature in January 2006. The maturity date of the revolving credit facility may be extended to March 2008 if the Company’s existing 8½% senior subordinated notes due 2006 are refinanced on terms specified by the lenders prior to such date and further extended to December 2008 if the Company’s existing 9½% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans will be January 2006. The maturity date of the term loans may be extended to March 2008 if the subordinated notes are refinanced on terms specified by the lender prior to such date and further extended to June 2009 if the senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term facilities are secured by a majority of the Company’s U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of the Company’s domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon the Company’s senior debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on the Company’s senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility.

     The Company borrowed $100.0 million under a bridge financing facility on January 5, 2004 as discussed above. The loans under the bridge facility constitute unsecured senior subordinated obligations. The bridge loan facility matures on January 5, 2005, and interest accrues on borrowings at an increasing rate of interest, subject to a maximum rate. On April 7, 2004, the bridge loan facility was repaid with proceeds from a common stock offering as described below.

     On April 7, 2004, the Company sold 14,720,000 shares of its common stock in an underwritten public offering, and received net proceeds of approximately $300.1 million from the offering. The Company used the net proceeds to repay the $100.0 million interim bridge loan facility, to repay borrowings under its credit facility, and to pay offering related fees and expenses.

     On April 23, 2004, the Company completed its offering of €200.0 million of 6 7/8% senior subordinated notes due 2014, and received proceeds of approximately $234 million, after offering related fees and expenses. The Company intends to use the net proceeds and available cash to redeem its $250.0 million principal amount of

8½% senior subordinated notes on May 24, 2004. The 6 7/8% senior subordinated notes are unsecured obligations and are subordinated in right of payment to the Company’s 9½% senior notes, and any existing or future senior indebtedness. Interest is payable on the notes at 6 7/8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2004. Beginning April 15, 2009, the Company may redeem the notes, in whole or in part, initially at 103.438% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after April 15, 2012. In addition, before April 15, 2009, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before April 15, 2007, the Company may also redeem up to 35% of the notes at 106.875% of their principal amount using the proceeds from sales of certain kinds of capital stock. The notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends.

6.	INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at March 31, 2004 and December 31, 2003 were as follows:

	March 31,	December 31,
	2004	2003
Finished goods	$517.4	$285.3
Repair and replacement parts	297.1	270.2
Work in process, production parts and raw materials	318.9	248.1

Inventories, net	$1,133.4	$803.6

7.	ACCOUNTS RECEIVABLE SECURITIZATION

     At March 31, 2004, the Company had accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $445.5 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $445.3 million at March 31, 2004 and $448.4 million at December 31, 2003. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net for the three months ended March 31, 2004 and 2003 were $3.8 million and $2.9 million, respectively.

8.	SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. During the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the results for 2003 have been reclassified to conform to the current presentation. All intercompany transactions between the segments have been eliminated. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2004 and 2003 are as follows:

Three Months Ended	North	South	Europe/Africa	Asia/
March 31,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$293.7	$174.9	$601.3	$45.8	$1,115.7
Income from operations	6.2	31.1	25.3	6.9	69.5
2003
Net sales	$280.1	$68.9	$385.0	$23.2	$757.2
Income from operations	9.8	8.9	29.3	3.0	51.0

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2004	2003
Segment income from operations	$69.5	$51.0
Corporate expenses	(7.6)	(5.6)
Restricted stock compensation expense	(0.3)	(0.1)
Restructuring and other infrequent income (expenses)	6.6	(7.0)
Amortization of intangibles	(4.0)	(0.4)

Consolidated income from operations	$64.2	$37.9